Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of DynTek, Inc. on Form S-1 amendement No. 2 (File No. 333-135056) of our report dated October 10, 2006, with respect to our audits of the consolidated financial statements of DynTek, Inc. as of June 30, 2006 and 2005 and for the years ended June 30, 2006, 2005 and 2004, which report appears in the Prospectus, which is a part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum & Kliegman LLP

New York, New York
December 7, 2006